Exhibit 10.1
EXTRAORDINARY EQUITY VALUE APPRECIATION
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT, made as of the ___ day of ____, 20[11] (the “Grant Date”), between MDC Partners Inc., a Canadian corporation (the “Corporation”), and ________ (the “Grantee”).

WHEREAS, the Corporation has adopted the 2005 Stock Incentive Plan (as amended, the “Plan”) for the purpose of providing employees and consultants of the Corporation and eligible non-employee directors of the Corporation’s Board of Directors a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation.  Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan.

WHEREAS, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has previously determined that it is in the best interests of the Corporation to make the Extraordinary Equity Value Appreciation Restricted Stock (“EVARS”) award set forth herein, given that the Corporation has recently achieved one or more of the specified stock price targets during calendar years 2011 – 2013 relating to the EVARS awards.

WHEREAS, pursuant to the Plan, the Committee has determined to grant an Other Stock-Based Award to the Grantee in the form of shares of Class A subordinate voting shares, subject to the terms, conditions and limitations provided herein, including achievement of specified stock price targets, and in the Plan (the “Restricted Stock”);

NOW, THEREFORE, the parties hereto agree as follows:

1.     Grant of Restricted Stock.

1.1        The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, the number of shares of Restricted Stock set forth under the Grantee's name on the signature page hereto and in accordance with Section 1.2 (the “EVARS Stock Award”).

1.2        The Grantee's rights with respect to all the shares of Restricted Stock underlying the EVARS Stock Award shall not vest and will remain forfeitable at all times prior to the Vesting Date (as defined below).  At any time, reference to the EVARS Stock Award shall be deemed to be a reference to the Restricted Shares granted under Section 1.1 that have neither vested nor been forfeited pursuant to the terms of this Agreement.

1.3        This Agreement shall be construed in accordance with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference).

2.     Rights of Grantee.

Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the EVARS Stock Award, including the right to vote the shares of Restricted Stock.  Prior to the Vesting Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any portion of the EVARS Stock Award (collectively, the “Transfer Restrictions”).

3.     Vesting; Lapse of Restrictions.

3.1        The Transfer Restrictions with respect to all the shares of Restricted Stock granted under this Agreement shall lapse on December 31, 2013 (the “Vesting Date”), provided the Grantee continues to be serving as an employee of the Corporation until such Vesting Date; provided, further, that the Transfer Restrictions with respect to all the shares of Restricted Stock shall lapse, if sooner, on the date of any one of the following “Permitted Acceleration Events”:  (i) the occurrence of a Change in Control (as defined in the Plan); (ii) the Grantee’s employment is terminated by the Corporation (other than for “cause”), or by the employee for “good reason” (as each such term may be defined in the Grantee’s underlying employment agreement); or (iii) the Grantee’s death or disability.  In no event shall the Grantee be vested or otherwise entitled to more than one hundred percent (100%) of the shares of Restricted Stock granted pursuant to section 1.1 above.

3.2        Notwithstanding anything in this Agreement to the contrary, upon the resignation or termination of Grantee as an executive of the Corporation for cause (other than due to a Permitted Acceleration Event), all shares of Restricted Stock in respect of which the Transfer Restrictions have not previously lapsed in accordance with Section 3.1 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

3.3         For purposes of the foregoing, the following terms shall have the following meanings:

(a)           “Cause” means the Grantee’s termination by reason of (i) his/her continued or willful failure substantially to perform his/her duties for the Corporation, (ii) his/her willful and serious misconduct in connection with the performance of his/her duties for the Corporation, (iii) the Grantee’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime involving moral turpitude, (iv) his/her fraudulent or dishonest conduct or (v) his/her material breach of any of his/her obligations or covenants under any written policies of the Corporation or any written agreement between such Grantee and the Corporation; provided that if, as of the date of determination, the Grantee is a party to an effective employment agreement with a different definition of “Cause”, the definition of “Cause” contained in such employment agreement shall be substituted for the definition set forth above for all purposes hereunder.

(b)           “Change in Control” shall have the meaning set forth in Section 2(b) of the Plan, provided that the reference to “twenty-five percent (25%) or more of the combined voting power of MDC's then outstanding voting securities” in Section 2(b)(i) of the Plan shall, for purposes of this the EVARS Stock Award, be amended to read “fifty percent (50%) or more of the combined voting power of MDC's then outstanding voting securities”; and, provided further, that the reference in Section 2(b)(iii)(A)(III)(3) to “twenty five percent (25%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction” shall, for purposes of this the EVARS Stock Award, be amended to read “fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction”.

(c)           “Disability” shall mean a mental or physical condition of the Grantee rendering him unable to perform his/her duties for the Corporation for a period of six (6) consecutive months or for 180 days within any consecutive 365-day period and which is reasonably expected to continue indefinitely; provided that if, as of the date of determination, the Grantee is a party to an effective employment agreement with a different definition of “Disability” or any derivation of such term, the definition of “Disability” (or its derivation) contained in such employment agreement shall be substituted for the definition set forth above for all purposes hereunder.

4.     Escrow and Delivery of Shares.

4.1        Certificates (or an electronic "book entry" on the books of the Corporation's stock transfer agent) representing the shares of Restricted Stock shall be issued and held by the Corporation (or its stock transfer agent) in escrow (together with any stock transfer powers which the Corporation may request of Grantee) and shall remain in the custody of the Corporation (or its stock transfer agent) until (i) their delivery to the Grantee as set forth in Section 4.2 hereof, or (ii) their forfeiture and transfer to the Corporation as set forth in Section 3.2 hereof. The appointment of an independent escrow agent shall not be required.

4.2          (a)           Certificates (or an electronic "book entry") representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Vesting Date.

(b)           The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock delivered to him or her pursuant to this Section 4.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

4.3          (a)           Each stock certificate issued pursuant to Section 4.1 shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS APPLICABLE TO RESTRICTED STOCK CONTAINED IN THE 2005 STOCK INCENTIVE PLAN (THE "PLAN") AND A RESTRICTED STOCK AGREEMENT (THE "AGREEMENT") BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THE SHARES REPRESENTED HEREBY. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN(S) AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

(b)           As soon as practicable following a Vesting Date, the Corporation shall issue a new certificate (or electronic "book entry") for shares of the Restricted Stock which have become non-forfeitable in relation to such Vesting Date, which new certificate (or electronic "book entry") shall not bear the legend set forth in paragraph (a) of this Section 4.3 and shall be delivered in accordance with Section 4.2 hereof.

5.      Dividends.  All dividends declared and paid by the Corporation on shares underlying the EVARS Stock Award shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3.1 and shall be distributed only to the extent the underlying shares of Restricted Stock vest and are distributed in accordance with Section 3.  The deferred dividends shall be held by the Corporation for the account of the Grantee until the Vesting Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be.  Upon the forfeiture of the shares of Restricted Stock pursuant to Section 3, any deferred dividends shall also be forfeited to the Corporation.

6.      No Right to Continued Retention.  Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance as an employee, nor shall this Agreement or the Plan interfere in any way with the right of the Corporation to terminate the Grantee's service as an employee at any time.

7.     Adjustments Upon Change in Capitalization.  If, by operation of Section 10 of the Plan, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Restricted Stock immediately prior to the event and/or transaction that gave rise to the operation of Section 10 of the Plan.

8.      Modification of Agreement.  Except as set forth in the Plan and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9.     Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

10.   Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

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11.   Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors.  All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

MDC PARTNERS INC.

By:
Name:   Michael Sabatino
Title:     Chief Accounting Officer

MDC PARTNERS INC.

By:
Name:  Mitchell Gendel
Title:    General Counsel

GRANTEE:  _________________

By:
Name:

Number of Shares of Restricted
Stock Hereby Granted:  ___